Exhibit 10.5

MOZAIK SUPPLY AGREEMENT

(Integra as Supplier)

This Supply Agreement (“Agreement”) sets forth the terms and conditions under which Integra LifeSciences Corporation (“Integra”) contracts with SeaSpine Orthopedics Corporation (“SeaSpine” and together with Integra, the “Parties”) to provide the products set forth on Exhibit A (the “Products”) on a non-exclusive basis at the prices set forth herein.

1. MANUFACTURING AND SUPPLY RELATIONSHIP:

1.1 General; Products. Under this Agreement, SeaSpine engages Integra as a Product supplier. Integra may designate an affiliate of Integra to perform its obligations hereunder, provided that Integra shall remain liable for all such obligations. Attached hereto as Exhibit A is a complete list of the Products (as of the Effective Date (as defined in Section 3)) and their Prices (as defined in Section 2.1(a)). No other right or license is or shall be created or granted hereunder by implication, estoppel or otherwise, except as expressly provided in this Agreement.

1.2 Specifications. The specifications for the Products, as of the Effective Date, are set forth in Exhibits B-1, B-2, B-3 and B-4. Such specifications, as the same may be modified from time to time hereunder, are referred to herein, as the “Specifications.”

1.3 Changes to Products.

a.	Integra shall have the right to modify the Products or their Specifications (i) as necessary to comply with changes in Law (as defined in Section 8.1) or (ii) for any other reason provided that such modification does not affect the form, fit, function, safety or appearance of the Products. If, however, Integra plans to modify any Product or its Specifications, Integra shall provide SeaSpine written notice at least sixty (60) days in advance of the effectiveness of such modification (unless impractical for regulatory reasons, in which case such notice shall be provided promptly after the need to modify the Products or their Specifications is determined by Integra).

b.	If Integra makes a modification to the Products in accordance with this Section 1.3, Integra shall provide SeaSpine with information on the changes, and corresponding updated guidelines and instructions for use, if applicable.

2. PRODUCT PRICES AND OTHER FEES:

2.1 Prices.

a.	SeaSpine shall pay Integra for the Products at the per unit prices listed in Exhibit A, as such prices may be modified as described in Section 2.1(b) (the “Prices”).

b.	Integra may increase its Prices for the Products annually effective after Integra has given SeaSpine sixty (60) days prior notice of such Price increases. Price increases shall apply to all orders shipped after the effective date of such increase.

Annual price increases shall not exceed the greater of (i) three percent (3%) or (ii) the annual change in the consumer price index for all urban consumers for all cities for the twelve month period immediately preceding the notice of such price increase, as published by the United States Bureau of Labor Statistics (http://www.bls.gov); provided, however, that if at any time during the Term, Integra experiences a documented increase in its variable costs related to the Products of greater than five percent (5%) in any calendar year, the Parties will meet and confer in good faith to negotiate applicable adjustments to the Prices.

3. EFFECTIVE DATE: The effective date of this Agreement shall be July 1, 2015 (“Effective Date”).

4. TERM AND TERMINATION:

4.1 Term. This Agreement shall commence on the Effective Date and expire, except as earlier terminated hereunder, on the third (3rd) anniversary of the Effective Date (the “Term”). The Parties may, upon mutual written agreement, extend the Term thereafter.

4.2 Termination

a.	Breach. Either Party may terminate this Agreement for cause upon written notice of material breach by the other Party of this Agreement (a “Termination Notice”), which shall include an opportunity for the breaching Party to cure. If the breaching Party does not cure the material breach identified in the Termination Notice within ninety (90) days (or if such breach is a failure of SeaSpine to make payment to Integra when due hereunder, thirty (30) days) after receipt of such Termination Notice or such longer cure period as the Parties may agree in writing, this Agreement shall terminate.

b.	[Reserved]

c.	Bankruptcy, etc. Either Party may terminate this Agreement immediately upon written notice to the other Party if proceedings in bankruptcy or insolvency are instituted by or against the other Party, or a receiver is appointed, or if any substantial part of the assets of the other Party is the object of attachment, sequestration or other type of comparable proceeding, and such proceeding is not vacated or terminated within sixty (60) days after its commencement of institution.

4.3 Effects of Termination.

a.

Mutual Obligations. After either Party provides a Termination Notice and pending termination of this Agreement, the Parties shall continue to perform their respective obligations hereunder until termination or expiration of the Term is effective. Expiration of the Term or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. Each Party agrees, at the request of the other Party upon the expiration of the Term or termination of this Agreement, to return or destroy at the option of the receiving party all Confidential Information exchanged pursuant to Section 10, except such Confidential Information it may be required to retain under applicable Laws.

b.	Termination by Integra. Upon termination of this Agreement by Integra pursuant to Section 4.2(a) (Breach), Integra may, at its sole option, supply and ship any Order(s) (as defined below) submitted to Integra prior to the effective date of termination or expiration of the Term to SeaSpine and SeaSpine shall pay the applicable Prices, all in accordance with the terms and conditions of this Agreement.

c.	Termination by SeaSpine. Upon termination of this Agreement by SeaSpine pursuant to Section 4.2(a) (Breach), with respect to Order(s) submitted to Integra and accepted prior to the effective date of termination, SeaSpine may at its option, either (x) cancel any unfilled Orders or (y) advise Integra that SeaSpine wishes to have such unfilled Orders filled, in which event Integra shall supply, and ship the Products pursuant to such then pending Orders for the Products for delivery after the effective date of termination or expiration. SeaSpine shall pay the applicable Prices, all in accordance with the terms and conditions of this Agreement.

4.4 Final Order. In the event of termination or expiration of this Agreement for any reason other than by Integra pursuant to Section 4.2(a) (Breach) or Section 4.2(c) (Bankruptcy, etc.), SeaSpine shall have the right, at its discretion, to place a final order for the Products prior to or on the last day of the Term in an amount of each Product not in excess of the lesser of (A) one hundred thirty percent (130%) of the amount of such Product set forth in the last forecast (including the Binding Forecast and calendar quarters 3 and 4 included therein) provided by SeaSpine in accordance with Section 5.2 prior to the placement of such final order and (B) four (4) times the Maximum Quarterly Order (as defined in Section 5.2). If SeaSpine desires to order additional units of the Product in excess of such amount, SeaSpine shall notify Integra in writing and the Parties shall discuss in good faith, provided that Integra shall have no obligation to accept any such additional order. Integra may schedule delivery of the final order over four calendar quarters with the first such calendar quarter beginning at least three (3) months after the end of the Term, at Integra’s discretion, provided that Integra will make available for delivery in each such calendar quarter an amount of each Product that, when added to the amount of such Product previously made available by Integra pursuant to this Section 4.4, equals at least (i) (A) the amount of such Product included in the final order, divided by (B) 4, multiplied by (ii) the number of such calendar quarters to date.

5. ORDERS; FORECASTS; ACCEPTANCE OF MOZIAK PRODUCTS, ETC.

5.1 Orders. SeaSpine is obligated to purchase the Products for which it has issued a firm order or orders to Integra (“Order(s)”), whether pursuant to a forecast that is deemed binding hereunder, or pursuant to a purchase order accepted by Integra. Integra does not stock the Products in inventory for purchase by SeaSpine. All Orders must contain delivery dates not less than ninety (90) days after the date of receipt of the Order by Integra, unless otherwise agreed upon in writing by Integra.

5.2 Forecasts. No later than the first business day of each calendar quarter, SeaSpine shall provide Integra with a written rolling forecast as to SeaSpine’s requirements of the Products for the next four (4) calendar quarter period. Each calendar quarter forecast will consist of the following:

a.	The first two (2) calendar quarters of each forecast shall be binding on SeaSpine (“Binding Forecast”) and accompanied by an Order for such forecasted amount of the Products. The Order shall be in writing and shall specify the delivery date (which must be at least ninety (90) days after the receipt by Integra of the Order), quantity of each Product ordered and the Prices and total cost of the Order.

b.	Each forecast shall update the prior forecast by:

i.	dropping the previous calendar quarter 1 from the forecast;

ii.	moving calendar quarter 2 from the previous forecast to be calendar quarter 1 of the updated forecast;

iii.	updating, as appropriate and subject to clause (c) below, calendar quarters 3 and 4 of the previous forecast, which as updated will be calendar quarters 2 and 3 of updated forecast; and

iv.	adding a new calendar quarter 4 to the updated forecast, subject to clause (c) below.

The initial forecast for the Products is set forth on Exhibit C attached hereto.

c.	SeaSpine may not increase or decrease the amounts forecasted in the Binding Forecast, but may, subject to Integra’s written acceptance, issue additional Orders during such two (2) calendar quarter period as provided in Section 5.6. In addition, SeaSpine may not increase the number of units of the Products forecasted for any calendar quarter (e.g., 2Q2016) by more than thirty percent (30%) in aggregate from the number of units first forecasted for such calendar quarter (i.e. when such calendar quarter period was calendar quarter 4 of the forecast), and SeaSpine may not reduce such number of units first forecasted for such calendar quarter by more than ten percent (10%) in the aggregate from the number of units of each Product first forecast for such calendar quarter, without the prior written consent of Integra. SeaSpine shall not order for any calendar quarter more than the number of units of each Product set forth in Exhibit D attached hereto (the “Maximum Quarterly Order”).

d.	SeaSpine will use commercially reasonable efforts to ensure that the forecast for calendar quarters 3 and 4 is accurate, but the forecast for such calendar quarters will not constitute an Order.

e.	In the event that SeaSpine fails to provide a Binding Forecast for a particular calendar quarter, unless Integra otherwise notifies SeaSpine in writing, the last available forecasted amount for such calendar quarter shall become a firm Order, provided, however, that nothing contained in this Section 5.2(e) shall be deemed to affect any of Integra’s rights or limit any of Integra’s remedies as a result of such failure.

5.3 Batch Sizes. SeaSpine agrees to order the Products in whole multiples of the batch sizes set forth in Exhibit D (although SeaSpine acknowledges and agrees that the actual quantity of the Products delivered may be adjusted as set forth in Section 5.5 or as otherwise expressly provided in this Agreement).

5.4 Acceptance of Orders. Upon receipt of an Order, Integra shall review the Order and shall have ten (10) business days from the Order’s receipt to notify SeaSpine of Integra’s acceptance or rejection of the Order. Integra shall accept any Order for a Binding Forecast that complies with the terms of this Agreement. If any other Order is rejected by Integra, Integra shall use reasonable efforts to provide SeaSpine with a reason for the rejection. If Integra fails to reject an Order in such ten (10) business day period, such Order shall be deemed accepted. Integra shall use commercially reasonable efforts to fill accepted Orders with the Product not later than ninety (90) days after the receipt of the Order or on the delivery date requested, whichever date is later. However, reasonable delay in shipment (where any delay of ninety (90) days or less after scheduled shipment shall be presumed reasonable) shall not be considered a breach of this Agreement and shall not relieve SeaSpine of its obligations to accept such shipment.

5.5 Whole Lots. Due to variances in manufacturer yields of the Products (“Product Lots”), in filling any Order for SeaSpine, Integra has the right to deliver to SeaSpine a quantity of the Products that is larger or smaller than the Order. Within three (3) business days of notification by Integra of the quantity of the Products constituting a Product Lot, SeaSpine agrees to issue to Integra a revised purchase order matching the quantity of the Products in such Product Lot. Regardless of the size of an Order, all Products representing a single Product Lot shall be shipped together. SeaSpine will pay for the quantity of the Products actually delivered. The quantity of the Products actually delivered will not affect the firm Order for the Products if the difference in quantity is not more than ten percent (10%). In the event that shipping the Product of a single Product Lot results in a shipment in excess of ten percent (10%) of the Products in the Order, such excess shall be applied to the Order for the subsequent month.

5.6 Supplemental Orders; Changes to Orders.

a.

If SeaSpine desires to order additional units of the Product in excess of Orders for the Binding Forecast, including if any such proposed order would result in Orders exceeding the applicable Maximum Quarterly Order, SeaSpine shall notify

Integra in writing, stating the units of the Products requested and the date by which delivery of such Products is desired. Integra shall have no obligation to accept any such order, but if Integra accepts any such request (or any portion thereof) in writing, SeaSpine shall be obligated to purchase all such quantities as a firm Order hereunder.

b.	Except as otherwise expressly permitted hereunder, any Order(s) deriving herefrom or related hereto may be changed, cancelled or amended only by written agreement signed by both SeaSpine and Integra, setting forth the particular changes to be made and the effect, if any, of such changes on the Prices and time of delivery. SeaSpine may not cancel any Orders unless such cancellation is expressly agreed to in writing by Integra. In the event of a cancellation that is expressly agreed to in writing by Integra, Integra will advise SeaSpine of the total charge for such cancellation, and SeaSpine agrees to pay such charges. Certification of such costs by Integra’s independent public accountants shall be conclusive on the Parties.

5.7 Acceptance and Agreement. ALL SALES AND ORDER(S) ARE SUBJECT TO THE TERMS AND CONDITIONS OF THIS AGREEMENT. NO VARIATION OF THESE TERMS AND CONDITIONS WILL BE BINDING UPON INTEGRA UNLESS AGREED TO IN WRITING AND SIGNED BY AN OFFICER OR OTHER AUTHORIZED REPRESENTATIVE OF INTEGRA. ANY ADDITIONAL OR DIFFERENT TERMS, ADDITIONS, DELETIONS OR EXCEPTIONS PROPOSED BY SEASPINE (WHETHER IN A PURCHASE ORDER, OTHER PRINTED FORM OR ELSEWHERE) ARE OBJECTED TO AND HEREBY REJECTED, UNLESS SUCH TERMS, ADDITIONS, OR EXCEPTIONS ARE APPROVED SPECIFICALLY BY INTEGRA IN WRITING AND SIGNED BY AN OFFICER OR OTHER AUTHORIZED REPRESENTATIVE OF INTEGRA. No course of prior dealings or usage of trade shall be relevant to supplement or explain any term used herein. Any clerical errors by Integra are subject to correction.

5.8 Returns. The Products may not be returned unless resulting from a Product recall, field correction or market withdrawal for which Integra is responsible as provided in Section 8.6 or as permitted pursuant to Section 5.9(c).

5.9 Delivery; Certificate; Inspection and Acceptance.

a.

Terms for the shipments of the Products will be FCA (Incoterms, 2010). SeaSpine shall pay shipping and freight costs, which will be added to the invoice for each Order, and SeaSpine shall have the right to choose the carrier so long as such choice complies with the shipping validation for the Product. SeaSpine may designate the destination of the Products to be delivered hereunder so long as such destination complies with applicable Law. Delivery of the Products to the carrier at Integra’s shipping point shall constitute delivery to SeaSpine; SeaSpine shall bear all risk of loss or damage in transit. However, Integra reserves the right, in its discretion, to change the exact method of shipment and to make delivery in installments, all such installments to be separately invoiced and paid for when due as provided in Section 6.1, without regard to subsequent deliveries. Delay in delivery of any installment within the parameters set forth in this Article 5 shall not relieve SeaSpine’s obligations to accept remaining deliveries.

b.	Each shipment of the Product must be accompanied by final Product testing and inspection results and a certificate, substantially in the form attached hereto as Exhibit E, signed by Integra stating that the Products comply with the Specifications; the testing, inspections results and certificate shall be set forth by the Product serial number and must be signed by Integra.

c.	SeaSpine, upon receipt of the Products from Integra, shall have thirty (30) days to inspect the Products with respect to whether or not they comply with the Specifications. If the Products do not comply with the Specifications, SeaSpine shall notify Integra and provide Integra with samples of the nonconforming Products (to the extent SeaSpine deems possible) along with such notice and provide Integra with the results of its inspection. If Integra’s inspection confirms the Products do not comply with the Specifications, then Integra, at its expense and at SeaSpine’s option, within thirty (30) days following the completion of Integra’s investigation, will either bring the Products in question into conformance with the requirements of Section 9.1(a)(ii) or replace such nonconforming Products, in either case, at no additional charge to SeaSpine. If after inspection, Integra disagrees with SeaSpine’s determination, the Parties shall submit samples of the Product in question to a mutually acceptable independent testing laboratory for evaluation to determine whether the Product are in conformance with the requirements of Section 9.1(a)(ii). The results of such evaluation shall be deemed conclusive of the matter, and the non-prevailing party shall bear the costs of the evaluation.

6. PAYMENT AND TAXES:

6.1 Payment.

a.	Payment terms of an Order are net thirty (30) calendar days from the date of invoice, unless otherwise stated. SeaSpine specifically waives any right for any reason to withhold or set-off payments it owes to Integra hereunder, whether available at law, in equity or otherwise under the laws, rules, regulations, ordinances, decrees or orders of any governmental authority.

b.	SeaSpine agrees to pay all costs, including, but not limited to, reasonable attorneys’ fees, accounting fees and other expenses of collection resulting from any default by SeaSpine of any of the terms hereof.

6.2 Taxes and Other Charges. Any medical device tax, use tax, sales tax, excise tax, duty, custom, inspection or testing fee, or any other tax, fee or charge of any nature whatsoever imposed by any governmental authority, on or measured by the transaction between Integra and SeaSpine, except for taxes of Integra’s income, shall be paid by SeaSpine in addition to the

Prices quoted or invoiced. In the event Integra is required to pay any such tax, fee or charge, SeaSpine shall reimburse Integra therefor; or SeaSpine shall provide Integra at the time the applicable Order is submitted an exemption certificate or other document acceptable to the authority imposing the tax, fee or charge.

7. SEASPINE GENERAL OBLIGATIONS:

7.1 Compliance. SeaSpine shall not (i) alter the Products, (ii) pay, offer or promise to pay, or authorize payment of any money, or give, offer or promise to give, or authorize the giving of anything of value to any healthcare professional in violation of any anti-kickback statutes, the AdvaMed Code, or other applicable Laws or policies described herein, (iii) incur any obligation in the name of or on behalf of Integra.

7.2 SeaSpine’s Use of Products. SeaSpine warrants to Integra that (i) following delivery to SeaSpine, the Products will be marketed, promoted, stored and distributed in compliance with applicable FDA regulations, applicable ISO and Current Good Manufacturing Practices and (ii) all facilities used for storage and distribution of the Products after delivery to SeaSpine hereunder are FDA compliant.

8. SEASPINE REGULATORY AND QUALITY OBLIGATIONS:

8.1 Compliance with Laws. SeaSpine agrees to comply with: (i) the AdvaMed Code, as modified from time to time and which is incorporated into SeaSpine’s compliance policies, (ii) its responsibilities under the Safe Harbor Regulations relating to program “fraud and abuse” promulgated under the Social Security Act and Medicare and Medicaid Patient and Program Protection Act, (iii) its compliance policies which are consistent with the AdvaMed Code, (iv) the U.S. Foreign Corrupt Practices Act and any other applicable anti-bribery laws, (v) all applicable laws, rules, ordinances, regulations, decrees and orders of any governmental authority, including but not limited to, those related to the advertising, promotion, sale and use of the Products, privacy, health, safety and environmental matters and record-keeping and reporting in compliance with all governmental authority regulations (collectively, the “Laws”) for the Products (which related records and reporting information shall be supplied to Integra promptly upon request), and (vi) all internal policies and procedures of SeaSpine, including without limitation, discount policies. SeaSpine further agrees to notify Integra immediately upon receiving any notice with respect to a violation or alleged violation of any of the above mentioned Laws and any other laws or regulations, to the extent relating to the Products.

8.2 Recordkeeping. Each Party agrees to comply with the document retention policy attached hereto as Exhibit F with respect to its activities hereunder. Each Party shall make such records available to the other Party, immediately upon request for regulatory purposes.

8.3 Review. Integra shall have the right to send its representatives to review, during regular business hours and upon reasonable prior written notice, SeaSpine’s marketing and regulatory records and files and all other records and files related to the Products and related to SeaSpine’s compliance with this Agreement. SeaSpine shall reasonably cooperate with Integra in such review and any reasonable requests of Integra that result from such review by Integra.

8.4 Complaints.

a.	SeaSpine shall promptly (and in any event within one business day) report to Integra (i) any accident, or incident involving the Product (of which it becomes aware) which results in personal injury or damage to property; (ii) any complaint involving the Product (of which it becomes aware), whether oral or written; (iii) any defect in or condition of the Product (of which it becomes aware); or (iv) any other fact or circumstance (of which it becomes aware) that may result in a report to the FDA or other applicable regulatory authority or may result in a violation or alleged violation of any applicable Law relating to the Product.

b.	Integra shall promptly (and in any event within one business day) report to SeaSpine (i) any complaint involving the Product, whether oral or written and (ii) any defect in or condition of the Product, in each case of which Integra becomes aware.

c.	The Parties shall cooperate in the investigation and determination of the cause of any of the foregoing accidents, incidents or complaints and shall make available all statements, reports and tests made to investigate such accident or incident. Furnishing such information and any investigation of such information or incident report shall not in any way constitute any assumption of any liability for such accident or incident by either Party.

d.	Integra will be responsible for Medical Device Reporting per Title 21 CFR Part 803 or similar vigilance reporting requirements in the U.S., the European Union and any other jurisdiction as related to the Products and as required by Laws where the Products are marketed, provided that upon conclusion of the applicable Phase I Period in a jurisdiction, SeaSpine shall become responsible for such reporting responsibilities in such jurisdiction.

8.5 Governmental Authority. Each Party agrees to notify the other Party within forty-eight (48) hours of any audit or inspection by, or contact with, the FDA or other regulatory authority that involves the Product. Each Party agrees to provide the other Party with a copy of the portion of the audit or inspection report or contact document that relates to the Product and any response thereto provided by such Party.

8.6 Recall, etc. Each Party shall be entitled to execute a recall, field correction or market withdrawal of the Products. The Parties agree to cooperate with and reasonably assist each other in the event of a recall, field notification or market withdrawal of the Products. SeaSpine agrees to pay for any recall, field notification and/or market withdrawal related to the Products, unless directly resulting from a breach of the warranty set forth in Section 9.1(a)(ii), in which case Integra agrees to pay all direct, documented, out-of-pocket costs of such recall, field notification or market withdrawal. If either Party decides to execute a recall, field notification or market withdrawal of a Product, it shall promptly notify the other Party of such action.

8.7 No Debarment. Integra certifies that neither it nor any of its employees has been debarred under Section 306(a) or Section 306(b) of the Act and that no debarred person will in the future be employed to manufacture the Products. Integra also certifies that no person working in the manufacture of the Products has a conviction that could lead to debarment under Section 306(a) or Section 306(b) of the Act. Furthermore, Integra agrees to notify SeaSpine immediately of any action toward conviction or debarment under Section 306(a) or Section 306(b) of the Act of any person working in the manufacture of the Products.

8.8 Quality Agreement. Each Party (or an affiliate designee thereof) has entered into the Quality Agreement attached as Exhibit G as of the Effective Date.

8.9 Compliance with Laws. Integra will manufacture the Products in compliance with Laws applicable to the processing, storage, packaging, labeling and shipment of the Products, as modified from time to time.

8.10 Quality Audits. Integra shall allow SeaSpine to perform quality audits at its manufacturing facility for the Product during regular business hours and upon reasonable prior written notice if SeaSpine has reasonable cause to believe there is a quality issue affecting the Products or as required by applicable law. SeaSpine shall provide Integra with a written report of all nonconformances to the manufacturing procedures, storage and shipping procedures and test/inspection procedures within thirty (30) days of identification, which non-conformances are identified by SeaSpine during quality audits.

8.11 Additional Regulatory Matters.

a.	As of the Effective Date, Integra (or one of its affiliates) owns the 510(k) clearances, CE Marks and other regulatory consents, licenses, authorizations and approvals, including as applicable design dossiers, in other jurisdictions for the Products (the “Product Registrations”). The terms and conditions set forth in Exhibit H shall apply with respect to SeaSpine obtaining a “duplicate” Product Registration in each applicable jurisdiction. The period between the Effective Date and the date SeaSpine obtains a Product Registration in a jurisdiction is referred to herein as the “Phase I Period” for such jurisdiction.

b.	SeaSpine shall have sole responsibility for obtaining all required consents, licenses, authorizations and approvals for the manufacture, use and sale of the Product worldwide, and such consents, licenses, authorizations and approvals shall be held in the name of SeaSpine or its designee, except as otherwise provided herein.

c.

Integra shall reasonably assist SeaSpine in accordance with Section 8.11(b) by providing information related to the Products when necessary to obtain any consents, licenses, authorizations or approvals, provided that SeaSpine shall reimburse Integra for its costs and expenses associated with Integra’s assistance in providing information related to the Products in obtaining or maintaining consents, licenses, authorizations or approvals for the Product at a per hour charge of $200. Integra will provide the FDA or other applicable regulatory authority with access to Integra’s files related to the Products, but shall not be obligated to permit SeaSpine or any foreign governmental regulatory agency to review certain confidential files, including without limitation, the design history files or processing information for the Products.

9. INTEGRA LIMITED WARRANTY; CERTAIN OBLIGATIONS:

9.1 Limited Warranty

a.	Integra warrants to SeaSpine that (i) it will convey good title to each Product delivered to SeaSpine hereunder, free from any security interest, liens or other encumbrances, and (ii) each Product shall have been manufactured in compliance with the then-current Specifications and will be free from defects in materials or workmanship during the Shelf-life for such Product. “Shelf-life” means with respect to a Product, the shelf-life of such Product as set forth in the applicable Specifications. As of the Effective Date, the Shelf-life for each Product is as set forth in Exhibit I. Except as set forth in Section 8.6, SeaSpine’s sole remedy, and Integra’s sole obligation, in the event of a breach by Integra of the warranty set forth in clause (ii) above is as set forth in Section 5.9(c).

b.	The limited warranty set forth in Section 9.1(a) is the sole warranty Integra makes regarding the Products. THIS WARRANTY IS EXCLUSIVE AND INTEGRA HEREBY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING WITHOUT LIMITATION, (I) ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR APPLICATION, OR WARRANTY OF QUALITY, OTHER THAN THOSE EXPRESSLY SET FORTH IN THE ATTACHED WARRANTY, OR (II) ANY IMPLIED WARRANTY ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING, OR USAGE OF TRADE OR (III) WARRANTIES OF NON-INFRINGEMENT. SEASPINE UNDERSTANDS THAT NO EMPLOYEE, OFFICER, AGENT OR REPRESENTATIVE OF INTEGRA IS AUTHORIZED IN ANY WAY TO MAKE ANY STATEMENT TO THE CONTRARY WHICH SHALL BE BINDING ON INTEGRA OR TO ASSUME FOR INTEGRA ANY OTHER LIABILITY IN CONNECTION WITH THE PRODUCTS.

c.

The warranty set forth in Section 9.1(a)(ii) shall not apply to, and Integra shall not be responsible for, any loss or damages arising in connection with the purchase or use of any Product (i) which has been modified by anyone other than an authorized service representative of Integra or (ii) which has been altered in any way so as, in Integra’s judgment, to affect its stability or reliability, or which has been subject to misuse, negligence or accident, in each case after delivery to SeaSpine hereunder or (iii) which has been subject to improper or negligent installation, storage or handling, in each case after delivery to SeaSpine hereunder or (iv) which has been subject to improper cleaning, sterilization or maintenance, in each case after delivery to SeaSpine hereunder or (v) which has been subject to accidental damage arising from acts of God, electrical power damage, equipment malfunction, unusual stress, unreasonable operating procedures or abnormal or extreme operating conditions, in each case after delivery to SeaSpine hereunder or (vi) which has been used otherwise than in accordance with the instructions furnished by Integra.

10. CONFIDENTIALITY AND OWNERSHIP:

10.1 Confidential Information. Each Party agrees that it shall not during the Term and anytime thereafter, directly or indirectly, without the prior written consent of the other Party, disclose to any third party, pursuant to a press release or otherwise, any Confidential Information of the other Party. As used herein, “Confidential Information” of a Party means information possessed by such Party, or its affiliates, that relates to the other Party’s business or the Products (which may include information of third parties as to which either SeaSpine or Integra and their respective affiliates has a confidential arrangement or understanding), whether that information is written or oral, however acquired. Notwithstanding the foregoing, Confidential Information does not include any such information that as of the date of disclosure to, or acquisition by, the receiving Party was (i) obtained by the receiving Party from a third party with no obligation of confidentiality to the disclosing Party or its affiliates, (ii) disclosed in published literature, (iii) generally available to the industry or (iv) known to the receiving Party without any obligation to keep it confidential or any restriction on its use and such knowledge can be substantiated by reasonable documentation. Confidential Information shall additionally include the existence and terms of this Agreement and the business relationship established hereunder, together with any documents or data prepared by any of the Parties that reflect such information. Each Party further agrees that it shall not, directly or indirectly, without the prior written consent of the other Party, use any of the Confidential Information of the other Party for any reason or purpose, including to reverse engineer any Product, other than as contemplated by this Agreement.

10.2 Degree of Care. Notwithstanding Section 10.1, each Party may disclose Confidential Information received pursuant to this Agreement to its directors, officers, employees, consultants, attorneys and accountants and other agents and representatives, but not to any other third party, provided, however, that all such access is limited to those that have a need-to-know in connection with the business relationship established hereunder, and further provided that such persons and entities are obligated to hold the Confidential Information in confidence in accordance with restrictions and procedures no less stringent than provided for herein. Each Party shall be responsible for any breach of this Section 10 by its directors, officers, employees, consultants, attorneys and accountants and other agents and representatives. Each Party covenants that it shall exercise the same degree of care with respect to the other Party’s Confidential Information as it would its own Confidential Information, and, in any event, shall exercise no less than a reasonable degree of care. Notwithstanding the foregoing, a Party may disclose the Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary in the context of preparation and filing of regulatory documents (including, without limitation, governmental approvals) to regulatory authorities in connection with the Products pursuant to this Agreement; provided that the disclosing Party notify the other Party in writing of such disclosure and the disclosing Party requests confidential treatment of such disclosure to the extent confidential treatment is reasonably available to such Party.

10.3 Remedies. The Parties understand and agree that this Section 10 is reasonable and necessary to protect the Parties respective business interests. The Parties further agree that the other may suffer irreparable harm from a breach of this Section 10. Thus, in addition to any other rights or remedies, all of which shall be deemed cumulative, a Party shall be entitled to pursue injunctive relief to enforce the terms of this Section 10 without the necessity of proof of damages or the posting of a bond or other security.

10.4 Disclosure Required by Law. Notwithstanding Section 10.1, a receiving Party may disclose Confidential Information if such information is required by Law to be disclosed in response to a valid order of a court of competent jurisdiction or authorized governmental authority, provided that the receiving Party must give the other Party prompt written notice and seek to obtain or allow for and reasonably cooperate with the other Party to seek to obtain a protective order prior to such disclosure. In any event, a receiving Party shall disclose only that portion of the Confidential Information which is legally required and will use all commercially reasonable efforts to assure that confidential treatment is accorded any Confidential Information.

10.5 Return of Copies. Upon termination of this Agreement, each Party shall, upon the written request of the other Party, return all copies, whether in paper, electronic, or other format, of all Confidential Information received by it from the other Party which contain the other Party’s Confidential Information, except that one copy thereof may be retained solely for archival or regulatory compliance purposes.

10.6 Intellectual Property.

a.	SeaSpine, its licensors and/or their respective affiliates are and shall remain the exclusive owner(s) of all intellectual property rights owned or licensed by SeaSpine or any subsidiary thereof, as of the Effective Date, after giving effect to the spin-off of SeaSpine by Integra, in each case related to the Specified Products, excluding any trademark rights and product registrations (including 510(k) clearances) relating thereto. “Specified Products” means the ceramic collagen matrix products marketed under the Mozaik brand, including Mozaik Strip, Mozaik Putty, and Mozaik Moldable Morsels, and all equivalent products (x) marketed under spine brands or (y) provided to third parties on a private label basis, in each case as of the Effective Date, and any next generation successor version of any of the foregoing products.

b.	Integra agrees not to, and not to authorize a third party to, infringe, misappropriate or violate any intellectual property rights of SeaSpine, its licensors, or their respective affiliates in the Products. For purposes of this Agreement, “intellectual property rights” includes, without limitation, (i) all registered or unregistered trademarks, patents, designs or inventions; (ii) all rights in products, including product registrations; (iii) copyrights, moral rights, know-how and Confidential Information; and (iv) any similar rights worldwide, or the right to apply for any such rights.

c.	SeaSpine hereby grants to Integra a limited, non-exclusive, royalty-free, non-assignable, non-transferrable license to SeaSpine names, trademarks, and logos designated by SeaSpine (collectively, the “SeaSpine Marks”) in order for Integra to procure and affix SeaSpine -specific labels and markings, to the extent applicable, in connection with Integra’s supply obligations under this Agreement. Upon termination of this Agreement, the foregoing limited license shall automatically terminate.

d.	Integra hereby grants to SeaSpine an irrevocable, worldwide, nonexclusive, royalty-free, non-assignable and non-transferrable (except to the extent a sublicense to distributors and sales representatives is needed in connection with the sale and distribution of the Products) license to the rights of Integra in the trademarks set forth in Exhibit J (the “Licensed Marks”) to market, sell and distribute any Product supplied hereunder that carries such Licensed Marks for a period commencing as of the Effective Date and expiring on the date set forth in Exhibit J. The terms and conditions set forth in Exhibit J also shall apply to the foregoing limited license.

e.	Except in connection with performing its obligations hereunder, Integra shall, and shall cause its affiliates to, cease all use of the “Integra Mozaik” and “Mozaik” trademarks.

f.	Each Party will comply with the terms of the agreement set forth on Exhibit K.

11. GENERAL:

11.1 Notices. All notices, approvals, and other communications required or permitted herein shall be in writing and shall be delivered personally (which shall include delivery by courier or overnight delivery service) or sent by certified or registered mail, postage prepaid, return receipt requested.

If to Integra:	Integra LifeSciences Corporation
ATTN: David Hoffman
311 Enterprise Drive, Plainsboro, NJ 08536

With required copy to:	Integra LifeSciences Corporation
ATTN: General Counsel
311 Enterprise Drive, Plainsboro, NJ 08536

If to SeaSpine:	SeaSpine Orthopedics Corporation
ATTN: Brian Baker
2 Goodyear, Suite A, Irvine, CA 92618

With required copy to:	SeaSpine Orthopedics Corporation
ATTN: Colin Smith
2384 La Mirada Drive, Vista, CA 92081

With required copy to:	SeaSpine Orthopedics Corporation
ATTN: General Counsel
2384 La Mirada Drive, Vista, CA 92081

Either Party may change its address for notice purposes by providing written notice of the change of address to the other Party.

11.2 Insurance. Each Party will comply with the insurance obligations for such Party set forth in Exhibit L.

11.3 Limitation of Liability. NEITHER PARTY NOR ANY OF ITS DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR AFFILIATES SHALL IN ANY EVENT BE LIABLE FOR INCIDENTAL, EXEMPLARY, INDIRECT, CONSEQUENTIAL, PUNITIVE OR SPECIAL DAMAGES OF ANY KIND RESULTING FROM ANY USE OR FAILURE OR ACQUISITION OF THE PRODUCTS, WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER TORT, OR OTHERWISE, ARISING OUT OF THIS AGREEMENT (EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES) INCLUDING WITHOUT LIMITATION, LIABILITY FOR LOSS OF USE, LOSS OF WORK IN PROGRESS, DOWN TIME, LOSS OF REVENUE OR PROFITS, FAILURE TO REALIZE SAVINGS, LOSS OF PRODUCTS OR OTHER USE OR ANY LIABILITY TO A THIRD PARTY ON ACCOUNT OF SUCH LOSS OF PRODUCTS, OR FOR ANY LABOR OR ANY OTHER EXPENSE, DAMAGE OR LOSS OCCASIONED BY SUCH PRODUCT, EXCEPT TO THE EXTENT ARISING OUT OF A PARTY’S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS HEREUNDER OR A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 11.4 OF THIS AGREEMENT. EXCEPT IN THE CASE OF A CLAIM FOR THIRD PARTY INDEMNIFICATION UNDER SECTION 11.4(B) OF THIS AGREEMENT, INTEGRA’S LIABILITY IN THE AGGREGATE INCLUDING THE LIABILITY OF INTEGRA’S DIRECTORS, OFFICERS, EMPLOYEES, AGENTS AND AFFILIATES, WITH RESPECT TO PERFORMANCE OR NON-PERFORMANCE OF THIS AGREEMENT AND ANY INTEGRA PRODUCTS OR OTHER ITEMS FURNISHED UNDER THIS AGREEMENT (WHETHER IN TORT, CONTRACT OR OTHERWISE, AND NOTWITHSTANDING ANY FAULT, NEGLIGENCE WHETHER ACTIVE, PASSIVE OR IMPUTED OR STRICT LIABILITY OF INTEGRA) SHALL IN NO EVENT EXCEED THREE MILLION DOLLARS ($3,000,000).

11.4 Indemnity.

a.

SeaSpine shall indemnify and defend Integra and its affiliates and their respective directors, officers, members, employees, counsel, agents and representatives and the successors and permitted assigns of any of the foregoing (the “Integra Indemnitees”) and hold the Integra Indemnitees harmless from and against any and all claims, demands, actions, liabilities, damages, losses, judgments, costs or expenses (including interest and penalties and reasonable attorneys’ fees and professional fees and expenses of litigation) (collectively, “Claims”) of third parties to the extent arising out of, in connection with, or resulting from (i) the marketing, sale, distribution, use or promotion of the Products after title has passed to SeaSpine hereunder, except to the extent such claims result from a breach of the warranty set forth in Section 9.1(a)(ii); (ii) the bodily injury, property damage or any other damages or injury caused in whole or in part, by any use of the Product, except to the extent such claims result from a breach of the warranty set forth in Section 9.1(a)(ii); (iii) SeaSpine’s breach of any representation, warranty or covenant contained in this Agreement; (iv) any claims relating to the misappropriation or infringement of third party intellectual property rights relating to the Products; or (v) the negligence or willful misconduct of SeaSpine.

b.	Integra shall indemnify, defend and hold harmless SeaSpine and its affiliates and their respective directors, officers, members, employees, counsel, agents and representatives and the successors and permitted assigns of any of the foregoing (the “SeaSpine Indemnitees”) and hold the SeaSpine Indemnitees harmless from and against any and all Claims of third parties to the extent arising out of, in connection with, or resulting from (i) the negligence or willful misconduct of Integra, except to the extent that SeaSpine is obligated to indemnify Integra for any of the foregoing third party Claims as provided in Section 11.4(a) (including those third party Claims caused, in whole or in part, by the negligence or willful misconduct of SeaSpine), or (ii) the bodily injury, property damage or any other damages or injury caused in whole or in part, by any use of the Product, to the extent resulting from a breach of the warranty set forth in Section 9.1(a)(ii).

c.	In any case in which claims arise out of or are caused by both SeaSpine’s negligence and Integra’s negligence, a comparative negligence standard shall apply with respect to the Parties’ enumerated obligations under this Section 11.4.

d.

A Party that intends to claim indemnification under this Agreement (the “Indemnitee”) for third party Claims shall promptly notify the other Party (the “Indemnitor”) in writing of such Claim in respect of which the Indemnitee or its affiliates, directors, officers, members, employees, counsel, agents or representatives intends to claim such indemnification, and the Indemnitor, at its cost and expense, shall have the right to participate in, and to the extent the Indemnitor so desires, to assume the defense thereof with counsel mutually satisfactory to the Parties; provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor, if such Indemnitee’s outside counsel advises that representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential conflicts of interests between such Indemnitee and the other Party represented by such counsel in such proceeding. The Indemnitor shall control the defense and/or settlement of any such Claims, and this indemnity agreement shall not apply to amounts paid in connection with any Claims if such payments are made by the Indemnitee without the consent of the Indemnitor; provided, however, that the Indemnitor shall not enter into any settlement that admits fault, wrongdoing or damages without the Indemnitee’s written consent, such consent not to be unreasonably withheld, delayed or conditioned. For clarity, any Claims that relate solely to the payment of monetary damages may be settled or otherwise disposed of on such terms as the Indemnitor, in its sole discretion, shall deem appropriate. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any Claim, if and to the extent prejudicial to its ability to defend such Claim, shall to such extent relieve such Indemnitor of any liability to the Indemnitee under this Section 11.4. At the Indemnitor’s request and expense, the Indemnitee and its employees and agents shall reasonably cooperate with the Indemnitor and its legal representatives in the investigation of any Claims covered by this indemnification and provide full information with respect thereto.

12. MISCELLANEOUS:

12.1 Independent Contractors. This Agreement shall not constitute, and is not intended to constitute, either Party as an employee, agent, partner or legal representative of the other Party for any purpose, or give either Party any right to supervise or direct the functions of the other Party. Neither Party shall have authority to act for or obligate the other Party in any way or to extend any representation or warranty on behalf of the other Party. Each Party agrees to perform under this Agreement solely as an independent contractor and neither Party shall have any right, power, or authority, nor shall they represent themselves as having any authority to assume, create, or incur any expense, liability or obligation, express or implied, on behalf of the other Party, or otherwise act as an agent for the other Party for any purpose. Each Party agrees not to permit its employees or agents to do anything that might be construed or interpreted as acts of the other Party.

12.2 Integration. This Agreement, including its Exhibits, sets forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties and supersedes all prior discussions, negotiations and agreements between the Parties concerning the subject matter hereof. SeaSpine and Integra agree that nothing in any SeaSpine purchase order or other document submitted pursuant to this Agreement shall in any way modify or add to the terms and conditions set forth in this Agreement (except for identification of Products, quantity and delivery date consistent with this Agreement). Except as expressly set forth in this Agreement, no subsequent modification or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by the respective authorized officers of the Parties.

12.3 Waiver. Integra’s failure to strictly enforce any term or condition stated herein or exercise any right arising hereunder shall not constitute a waiver of Integra’s right to enforce such terms or conditions or exercise such right thereafter. All of Integra’s rights and remedies against SeaSpine with regard to this Agreement are cumulative and are in addition to any other rights and remedies Integra may have at law or in equity. No waiver by either Party of any condition or term in any one or more instances shall be construed as a continuing waiver of such condition or term or of another condition or term.

12.4 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties, and their respective successors and permitted assigns. Neither Party may transfer or assign this Agreement, in whole or in part, without the prior written consent of the other Party, except that either Party may transfer or assign this Agreement, in whole or in part, without the prior written consent of the other Party, to any affiliate and to any successor to substantially all of its business or assets to which this Agreement relates, whether by merger, sale of assets, sale of stock, reorganization or otherwise, without the consent of the other Party.

12.5 Severability. If any provisions of this Agreement should be or become fully or partly invalid or unenforceable for any reason whatsoever or violate any applicable Law, this Agreement is to be considered divisible as to such provision and the Parties shall negotiate in good faith a valid or enforceable substitute provision that most nearly reflects the original intent of the Parties and all other provisions hereof shall remain in full force and effect. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity or subject so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting and reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable Law as it shall then appear.

12.6 Force Majeure. Except with respect to the payment of money, neither Party shall be liable for any failure or delay in performance under this Agreement if either Party is prevented from performing any of its obligations hereunder due to any cause which is beyond the non-performing Party’s reasonable control, including, without limitation, fire, explosion, earthquake, flood, acts of war, terrorism, or other acts of God; acts, regulations or laws or application thereof;, war or civil commotion; strike, lock-out or labor disturbances; or failure of public utilities or common carrier, embargo or other governmental action or request, equipment failure, shortage of raw materials or inability to obtain labor, fuel, materials supplies or power at reasonable prices (a “Force Majeure Event”), such non-performing Party shall promptly give notice thereof to the other Party and shall use reasonable commercial efforts to cure or correct any such Force Majeure Event and to resume performance of its affected obligations as soon as possible.

12.7 Choice of Law; Venue; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New Jersey without reference to its conflict of laws provisions. In the event of a dispute arising from this Agreement the Parties agree that the state and federal courts of the State of New Jersey shall have exclusive jurisdiction over any litigation or proceeding. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

12.8 Survival. Any provision of this Agreement that contemplates performance or observance subsequent to any termination or expiration of this Agreement (in whole or in part)

shall survive any termination or expiration of this Agreement (in whole or in part, as applicable) and continue in full force and effect. Without limiting the foregoing, Articles 7, 8, 10, 11 and 12 and Sections 4.3 and 4.4 of this Agreement shall survive the expiration or termination of this Agreement.

12.9 Section Headings. Section headings herein are for convenience only, are not part of the terms and conditions and shall not affect their interpretation.

12.10 Ambiguities. Ambiguities, if any, in this Agreement shall not be construed against any Party irrespective of which Party may be deemed to have authored the ambiguous provision.

12.11 Counterparts. This Agreement may be executed in any number of counterparts, or facsimile or .pdf scanned versions, each of which shall be considered to be an original instrument and to be effective as of the Effective Date.

(Signature Page Follows)

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the Effective Date.

SEASPINE ORTHOPEDICS CORPORATION

By:	/s/ Keith C. Valentine
Name:	Keith C. Valentine
Title:	Chief Executive Officer

INTEGRA LIFESCIENCES CORPORATION

By:	/s/ Peter J. Arduini
Name:	Peter J. Arduini
Title:	President and Chief Executive Officer

Signature Page – Mozaik Supply Agreement